                                                                    Exhibit 12.2
                      The Rouse Company and Subsidiaries

          Computation of Ratio of Earnings to Combined Fixed Charges
                   and Preferred Stock Dividend Requirements
                            (dollars in thousands)

                                                                                   Year ended December 31,
                                                                      ----------------------------------------------------
                                                                        1998       1997       1996       1995       1994
                                                                      --------   --------   --------   --------   --------
 Earnings before income taxes, extraordinary items
  and cumulative effect of change in accounting principle             $105,152   $ 73,826   $ 43,605   $ 10,169   $ 13,336

 Fixed charges:
  Interest costs                                                       229,478    231,098    230,960    219,838    220,971
  Capitalized interest                                                 (19,914)   (23,608)   (10,579)    (6,875)    (7,388)
  Amortization of debt issuance costs                                    1,424      1,645      2,066      2,527      2,146
  Distributions on Company-obligated mandatorily redeemable
    preferred securities of a trust holding solely Parent Company
    subordinated debt securities                                        12,719     12,719     12,719      1,204         --
  Portion of rental expense representative of interest factor (1)        6,943      7,949      8,487      8,266     10,788
  Support for debt service costs provided to affiliates
    accounted for under the equity method                                   --         --         --         --         --

 Adjustments to earnings:
  Minority interest in earnings of majority-owned subsidiaries
    having fixed charges                                                 2,270      3,178      1,164      2,026      2,234
  Undistributed earnings of less than 50%-owned subsidiaries (2)       (41,881)       (34)       (88)      (189)      (564)
  Previously capitalized interest amortized into earnings:
    Depreciation of operating properties (3)                             4,192      3,962      3,866      3,764      3,670
    Cost of land sales (4)                                                  --      5,025      1,778      1,421      1,580
                                                                      --------   --------   --------   --------   --------

      Earnings available for fixed charges and
        Preferred Stock dividend requirements                         $300,383   $315,760   $293,978   $242,151   $246,773
                                                                      ========   ========   ========   ========   ========

 Combined fixed charges and Preferred Stock dividend requirements:
  Interest costs                                                      $229,478   $231,098   $230,960   $219,838   $220,971
  Amortization of debt expense                                           1,424      1,645      2,066      2,527      2,146
  Distributions on Company-obligated mandatorily redeemable
    preferred securities of a trust holding solely Parent Company
    subordinated debt securities                                        12,719     12,719     12,719      1,204         --
  Portion of rental expense representative of
    interest factor (1)                                                  6,943      7,949      8,487      8,266     10,788
  Support for debt service costs provided to affiliates
    accounted for under the equity method                                   --         --         --         --         --
  Preferred Stock dividend requirements (5)                             12,152     10,313     17,555     24,402     21,802
                                                                      --------   --------   --------   --------   --------
      Total combined fixed charges and Preferred stock
         dividend requirements                                        $262,716   $263,724   $271,787   $256,237   $255,707
                                                                      ========   ========   ========   ========   ========

 Ratio of earnings to combined fixed charges
  and Preferred stock dividend requirements (6)                           1.14       1.20       1.08         --         --
                                                                      ========   ========   ========   ========   ========


 (1) Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $2,330,000, $3,158,000, $3,844,000, $3,644,000, and
     $6,232,000 for the years ended December 31, 1998, 1997, 1996, 1995 and
     1994, respectively.

 (2) Includes undistributed earnings of certain unconsolidated real estate ventures, formed December 31, 1997, in which the Company holds substantially all (at least 98%) of the financial interest but does not own a majority voting interest. The Company's share of undistributed earnings of these ventures was $41,720,000 in 1998.

                      The Rouse Company and Subsidiaries

          Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements


 (3) Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.

 (4) Represents 10% of the cost of Columbia land sales and 5% of cost of Summerlin land sales, the portions of such costs considered to be reasonable estimates of the interest factor prior to 1998. On December 31, 1997 certain wholly owned subsidiaries, including those that conducted substantially all of the Company's land sales and community development activities, issued 91% of their voting common stock to The Rouse Company Incentive Compensation Statutory Trust. These sales were made at fair value and as part of the Company's plan to meet the qualifications for REIT status. The Company retained the remaining voting stock of the ventures and holds shares of nonvoting common and/or preferred stock which, taken together, comprise substantially all (at least 98%) of the financial interest in them. As a result of its disposition of the majority voting interests in the ventures, the Company began accounting for its investment in them using the equity method effective December 31, 1997. Accordingly, the period after December 31, 1997 includes no adjustment for the interest portion of the cost of land sales.

 (5) Represents estimated pre-tax earnings required to cover Preferred stock dividend requirements. Amounts are calculated based on actual Preferred stock dividends and an estimated effective tax rate of 0% for the years ended December 31, 1998 and 1997. Amounts are calculated based on actual Preferred stock dividends and an estimated effective tax rate of 40% for the years ended December 31, 1996, 1995 and 1994. The Company will elect to be taxed as a REIT beginning in 1998. Management believes that the Company met the qualifications for REIT status as of December 31, 1998, intends for it to continue to meet the qualifications in the future and does not expect the Company will be liable for income taxes or significant taxes on "built-in gains" on its assets at the Federal level or in most states in future years. Accordingly, the Company eliminated substantially all of its existing deferred tax assets and liabilities at December 31, 1997 and does not expect to provide for Federal or most state deferred income taxes in 1998 or future years.

 (6) Total combined fixed charges and Preferred stock dividend requirements exceeded the Company's earnings available for combined fixed charges and Preferred stock dividend requirements by $14,086,000, and $8,934,000 for the years ended December 31, 1995 and 1994, respectively.